Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-271400) and related Prospectuses of Harpoon Therapeutics, Inc. for the registration of up to $250,000,000 of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 27, 2023, with respect to the financial statements of Harpoon Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
May 11, 2023